Exhibit 99.1

August 3, 2011	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Executive Director, Communications
T: 856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS SOLID SECOND QUARTER 2011 RESULTS

•	Revenues increase 6.2 percent or $39.3 million quarter-over-quarter to $674.2 million

•	Net Income and earnings per share increase more than 14 percent

•	Adjusted Net Income and adjusted earnings per share increase more than 9.5 percent (non-GAAP financial measures)

•	Company expands in Missouri and announces acquisition in New York

•	Company expects 2011 earnings per share, as adjusted, toward the upper end of guidance range of $1.65 to $1.75

VOORHEES, N.J., August 3, 2011 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today reported results for the second quarter ended June 30, 2011. For the quarter, the company earned net income of $84.6 million and earnings per share of $0.48. Included in net income and earnings per share are $3.2 million and $0.02, respectively, related to the cessation of depreciation on assets under agreement for sale or sold in Arizona, New Mexico and Texas, classified as discontinued operations. Including the affect of depreciation expense related to these assets, adjusted net income for the second quarter 2011 was $81.4 million and adjusted earnings per share was $0.46 (non-GAAP financial measures). This is a more than 9.5 percent increase over the net income of $72.8 million and $0.42 per share in the comparable period in 2010.

“American Water’s continued execution of its strategies has resulted in another solid quarter,” said Jeff Sterba, president and CEO of American Water. “We increased revenues, net income and earnings per share. In addition, we are expanding our business in key states while improving our operating efficiency ratio. By driving operational excellence, we benefit our customers by providing reliable service at about a penny per gallon and investing needed dollars to maintain our pipes and plants.”

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During the quarter, the company’s revenues increased 6.2 percent or $39.3 million quarter-over-quarter to $674.2 million. Operating expenses for the three months ended June 30, 2011, totaled $473.1 million, an increase of $26.5 million, or 5.9 percent, compared to the same period in 2010. Net cash provided by operating activities for the six months ended June 30, 2011, was $262.4 million compared to $297.5 million for the six months ended June 30, 2010. The decrease in cash flows was primarily driven by additional pension contributions and the receipt of a tax refund in the first half of 2010 that did not reoccur in 2011. The company’s capital expenditures for the six months ended June 30, 2011, were $391.8 million compared to $327.3 million for the same period in the prior year.

Regulated Operations

A primary driver of both American Water’s revenue and net income increases came from the company’s Regulated Businesses. Revenues increased by $28.4 million, or 5.0 percent, over the prior year’s period, mainly driven by authorized rate increases. American Water’s Regulated Businesses continue to invest dollars to ensure reliable service by upgrading and maintaining its water systems, and the revenue increases are recognition of that investment. While revenues increased 5.0 percent, the regulated businesses’ operation and maintenance expenses increased 3.7 percent, driving the regulated entities’ continued improvement in operating efficiency ratio, which decreased quarter-over-quarter from 43.6 in 2010 to 43.2 percent in 2011.

During the quarter, the company received authorizations for additional annualized revenues from general rate cases of $10.7 million. Subsequent to the quarter, the company received an order in Virginia approving additional annualized revenue of $4.8 million. The company filed general rate cases in six states during the second quarter, which would generate $151.3 million in total additional revenues if approved as filed. Additionally, in July the company filed rate cases in Ohio and New Jersey, requesting additional annualized revenues of $103.8 million. To date, the company is awaiting orders for general rate cases in 11 states, requesting $314.6 million in total additional annual revenues, the amount of which granted will vary by state.

American Water continues to optimize its business portfolio and achieve targeted growth. The company completed its acquisition of water and wastewater systems in Missouri, adding a population of approximately 10,000 people to its customer base. Earlier this week, Missouri American Water also acquired Roark Water & Sewer Inc., adding another 675 water customers and 635 wastewater customers to the company’s customer base. Missouri American Water is already the largest investor-owned water utility in the state, serving approximately 1.5 million people in more than 100 communities.

In July, American Water also announced that it has agreed to purchase seven water systems in New York. Upon completion, the acquisition will establish American Water as the largest investor-owned water utility in the state of New York, adding a population of approximately 152,000 people in four counties to its customer base.

“This agreement is the third in less than a year’s time that demonstrates our commitment to creating value that benefits our customers and shareholders,” said Jeff Sterba, president and CEO of American Water. “Adding these systems provides an important opportunity for growth in areas north of New York City and allows us to capitalize on economies-of-scale.”

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American Water has also agreed to sell its regulated operations in Ohio. The completion of this transaction is subject to customary closing conditions including regulatory approval.

The company’s regulated subsidiary in New Jersey also announced a 20-year agreement to sell 50,000 gallons of water per day water to the borough of Clayton in that state, ensuring an adequate water supply for the community.

American Water has several major capital projects underway including a $75 million project to replace a 1920s-era water treatment plant in New Jersey with a modern facility scheduled to be in service by June 2012, and a $100 million project in Pittsburgh to upgrade two water treatment plants and associated pumping capacity that will benefit over a half-million people. American Water anticipates investing approximately $900 million in construction and other capital projects in 2011, primarily in the regulated businesses, reflecting the company’s ongoing commitment to needed investment.

Market-Based Operations

The company’s Market-Based Operations’ revenues increased by $12.5 million, or 16.6 percent, during the second quarter of 2011. The increase was primarily attributable to incremental revenues from its military base wastewater operations. Increases in operating and maintenance expenses of $9.0 million in the Market-Based segment of the company during the second quarter were related to generating the increases in revenue.

During the quarter, American Water’s Market-Based subsidiary Applied Water Management was awarded two contracts for wastewater treatment facilities in Massachusetts. These contracts reflect American Water’s effort to provide sustainable water solutions. Applied Water Management will design, build and operate onsite wastewater treatment facilities, which will produce a high-quality effluent that meets all Massachusetts Department of Environmental Protection requirements for groundwater recharge.

Quarterly Dividend

In recognition of the company’s performance, American Water’s Board of Directors increased the dividend by 5.0 percent and declared a quarterly cash dividend of $0.23 per common share on June 17, 2011. While declared in June, the regular quarterly cash dividend is payable on September 1, 2011 to all shareholders of record as of August 12, 2011.

2011 Earnings Guidance

American Water estimates its 2011 earnings per share, as adjusted, will be in the upper end of the guidance range of $1.65 to $1.75, based on the company’s performance year-to-date and assuming no unusual events that would impact water sales volume for the remainder of the year. The range does not recognize the benefit to net income and earnings per share of the cessation of depreciation for discontinued operations in Arizona, New Mexico, Texas and Ohio, which is estimated to be approximately $0.09 for 2011. The company’s earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

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Non-GAAP Financial Measures

This press release includes a presentation of “Adjusted net income, exclusive of the cessation of depreciation of discontinued operations accounting treatment,” “Adjusted earnings per share, exclusive of the cessation of depreciation of discontinued operations accounting treatment,” and “Regulated Operations and Maintenance Efficiency Ratio.” Each of these items is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures.

Management believes that the presentation of these adjusted measures is useful to investors and management because it provides a means of evaluating the company’s operating performance.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Second Quarter 2011 Earnings Conference Call

The second quarter 2011 earnings conference call will take place Thursday, August 4, 2011, at 9:00 a.m. Eastern Daylight Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through August 11, 2011 by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4456951. The online archive of the webcast will be available through September 6, 2011 by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15 million people in more than 30 states as well as parts of Canada. More information can be found at www.amwater.com.

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In 2011, American Water is celebrating its 125th anniversary with a yearlong campaign to promote water efficiency and the importance of protecting water from source to tap. To learn more, visit www.amwater125.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on our current expectations and assumptions regarding future events and may relate to, among other things, our future financial performance, including earnings, our growth strategies, our ability to finance current operations and growth initiatives, trends in our industry, regulatory or legal developments or rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; our ability to appropriately maintain current infrastructure and manage the expansion of our business; our ability to obtain permits for projects; changes in our capital requirements; our ability to control operating expenses and to achieve efficiencies in our operations; our ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations; our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business; cost overruns relating to improvements or the expansion of our operations; changes in general economic, business and financial market conditions; significant changes to our business processes and corresponding technology; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements; the incurrence of impairment charges; migration of customers into or out of our service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; ability to retain and attract qualified employees; and civil disturbance, labor strikes or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The Company undertakes no duty to update any forward-looking statement.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Income (Unaudited)

In thousands except per share data

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating revenues	$674,248	$634,910	$1,276,070	$1,192,930

Operating expenses
Operation and maintenance	332,310	314,016	647,677	614,599
Depreciation and amortization	87,654	81,695	174,603	162,754
General taxes	53,096	50,889	108,815	103,743
Loss (gain) on sale of assets	28	26	296	(45)

Total operating expenses, net	473,088	446,626	931,391	881,051

Operating income	201,160	188,284	344,679	311,879

Other income (expenses)
Interest, net	(78,504)	(78,444)	(154,724)	(156,888)
Allowance for other funds used during construction	2,535	2,305	5,363	4,414
Allowance for borrowed funds used during construction	1,198	1,194	2,402	2,547
Amortization of debt expense	(1,255)	(735)	(2,547)	(1,927)
Other, net	679	1,987	(475)	2,059

Total other income (expenses)	(75,347)	(73,693)	(149,981)	(149,795)

Income from continuing operations before income taxes	125,813	114,591	194,698	162,084
Provision for income taxes	51,160	46,570	79,315	64,880

Income from continuing operations	74,653	68,021	115,383	97,204
Income from discontinued operations, net of tax	9,913	4,730	16,515	6,355

Net income	$84,566	$72,751	$131,898	$103,559

Basic earnings per common share: (1)
Income from continuing operations	$0.43	$0.39	$0.66	$0.56
Income from discontinued operations, net of tax	0.06	0.03	0.09	0.04

Net income	$0.48	$0.42	$0.75	$0.59

Diluted earnings per common share: (1)
Income from continuing operations	$0.42	$0.39	$0.65	$0.56
Income from discontinued operations, net of tax	0.06	0.03	0.09	0.04

Net income	$0.48	$0.42	$0.75	$0.59

Average common shares outstanding during the period:
Basic	175,469	174,774	175,364	174,747

Diluted	176,419	174,850	176,255	174,820

Dividends per common share	$0.45	$0.21	$0.67	$0.42

(1)	Amounts may not sum due to rounding

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American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	June 30, 2011	December 31, 2010
Cash and cash equivalents	$13,466	$13,112
Other current assets	542,546	503,774
Total property, plant and equipment	10,599,942	10,383,896
Total regulatory and other long-term assets	2,254,060	2,251,568
Assets of discontinued operations	937,202	927,423

Total Assets	$14,347,216	$14,079,773

Short-term debt	$449,940	$228,502
Current portion of long-term debt	8,439	36,092
Other current liabilities	488,579	472,718
Long-term debt	5,384,727	5,416,270
Total regulatory and other long-term liabilities	2,531,557	2,483,192
Contributions in aid of construction	940,819	925,556
Liabilities of discontinued operations	380,688	385,171
Total stockholders’ equity	4,162,467	4,132,272

Total Capitalization and Liabilities	$14,347,216	$14,079,773

Regulated Operations and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Total Regulated Operation and Maintenance Expenses	$271,383	$261,711	$536,336	$512,964
Less: Regulated Purchased Water Expenses	25,565	26,063	46,380	46,421

Adjusted Regulated Operation and Maintenance Expenses (a)	$245,818	$235,648	$489,956	$466,543

Total Regulated Operating Revenues	$594,441	$566,002	$1,122,722	$1,055,457
Less: Regulated Purchased Water Revenues	25,565	26,063	46,380	46,421

Adjusted Regulated Operating Revenues (b)	$568,876	$539,939	$1,076,342	$1,009,036

Regulated Operations and Maintenance Efficiency Ratio (a)/(b)	43.2%	43.6%	45.5%	46.2%

Adjusted net income and earnings per share, exclusive of the cessation of depreciation associated with assets of discontinued operations (A Non-GAAP, unaudited number)

In thousands except per share data

Three Months Ended June 30, 2011
Net income	$84,566
Less: Cessation of depreciaton, net of tax	3,159

Adjusted net income, exclusive of the cessation of depreciation associated with assets of discontinued operations	$81,407

Basic earnings per common share:
Adjusted net income	$0.46

Diluted earnings per common share:
Adjusted net income	$0.46

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